Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 25, 2011, relating to the financial statements of Net 1 UEPS Technologies, Inc. and its subsidiaries (collectively, the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Net 1 UEPS Technologies, Inc. for the year ended June 30, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche
Per PJ Smit
Partner

March 23, 2012

National Executive: GG Gelink Chief Executive AE Swiegers Chief Operating Officer GM Pinnock Audit DL Kennedy Risk Advisory & Legal Services NB Kader Tax L Geeringh Consulting L Bam Corporate Finance JK Mazzocco Human Resources CR Beukman Finance TJ Brown Chairman of the Board MJ Comber Deputy Chairman of the Board

A full list of partners and directors is available on request.